EXHIBIT A

[RULE 144A][REGULATION S] [GLOBAL] NOTE

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP: 043436 AW4 / U04348 AM7

ISIN: US043436AW48 / USU04348AM75

4.625% Senior Notes due 2029

No. [A][S]-____	$

ASBURY AUTOMOTIVE GROUP, INC.

promises to pay to                             , or registered assigns, the principal sum of                              Dollars on November 15, 2029.

Interest Payment Dates: May 15 and November 15 of each year until maturity and the Maturity Date.

Record Dates: May 1 with respect to May 15 Interest Payment Dates, November 1 with respect to November 15 Interest Payment Dates and November 15, 2029 with respect to interest payable at maturity.

Dated: ________________________________

ASBURY AUTOMOTIVE GROUP, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within mentioned Indenture:

Dated: ___________________________

U.S. BANK NATIONAL ASSOCIATION,

As Trustee

By:
Authorized Signatory

[Back of Note]

4.625% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 4.625% per annum from ___________________, until maturity. The Company will pay interest, if any, semi-annually in arrears on May 15 and November 15 of each year and on maturity, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be ___________________. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on (i) the 1st of May (regardless of whether such date is a Business Day) next preceding each May 15 Interest Payment Date; (ii) the 1st of November (regardless of whether such date is a Business Day) next preceding each November 15 Interest Payment Date; and (iii) November 15, 2029 (regardless of whether such date is a Business Day) with respect to interest payable at maturity even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and premium may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that, for Holders of Notes in a principal amount of not less than $10 million, payment by wire transfer of immediately available funds will be required with respect to principal of, and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture dated as of November 19, 2021 (the “Indenture”) between the Company, the Guarantors thereto and the Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Company shall be entitled, subject to its compliance with Section 4.09 of the Indenture, to issue Additional Notes pursuant to Section 2.14 of the Indenture.

5. OPTIONAL REDEMPTION.

(a) Except as set forth in subparagraphs (b), (c) and (d) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to November 15, 2024. Thereafter, the Company shall have the option to redeem all or part of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2024	102.313%
2025	101.156%
2026 and thereafter	100.000%

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time, after the date hereof, prior to November 15, 2024, the Company may, at its option, on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued under the Indenture at a redemption price equal to 104.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date with the net cash proceeds of one or more Equity Offerings (excluding, for the avoidance of doubt, the 2021 Common Stock Offering) provided that:

(i) at least 60% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption (unless all notes are redeemed concurrently); and

(ii) the redemption occurs within 180 days of the date of the closing of such Equity Issuance.

(c) At any time prior to November 15, 2024, all or part of the Notes may also be redeemed at the option of the Company, upon not less than 10 nor more than 60 days’ prior notice delivered to each Holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to the Redemption Date.

(d) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company (or a third party making such Change of Control Offer) purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or the third-party offeror, as applicable, will have the right at any time prior to the Stated Maturity of the Notes, upon not less than 10 nor more than 60 days’ prior notice, to redeem (in the case of the Company) or purchase (in the case of a third-party offeror) all of the Notes that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, equal to 101% of the principal amount thereof, plus accrued and unpaid interest, to the Redemption Date.

(e) Any redemption may be subject to the satisfaction or waiver of one or more conditions precedent as set forth in the notice of redemption, and in such case the redemption date may be extended in certain circumstances as provided in the Indenture.

6. MANDATORY REDEMPTION.

Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7. REPURCHASE AT OPTION OF HOLDER.

(a) In the event of a Change of Control Repurchase Event, the Company shall make a Change of Control Offer to repurchase all or any part (equal to an integral multiple of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”); provided that, if only a portion of the Notes of the Holders is to be repurchased, the unrepurchased portion of the Notes of any Holder must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. The timing of any Change of Control Offer shall be as set forth in the Indenture.

(b) If the Company or a Restricted Subsidiary consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $100.0 million, the Company shall commence an offer to all Holders of Notes (as “Asset Sale Offer”) pursuant to Section 3.10 of the Indenture to purchase the maximum principal amount of Notes (including any Additional Notes) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The timing of any Asset Sale Offer shall be as set forth in the Indenture and the Asset Sale Offer shall provide for the allocation of Excess Proceeds pro rata to holders of Pari Passu Indebtedness having similar provisions as set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis or if the Notes are in the form of Global Notes, pursuant to the procedures of the Depository. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. NOTICE OF REDEMPTION. Notice of redemption will be delivered at least 10 days but not more than 60 days before the redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed; provided that, if only a portion of the Notes of a Holder is to be redeemed, the unredeemed portion of the Notes of such Holder must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture; provided that no service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange; provided, however, that the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.15 and 9.04 of the Indenture). The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Additional Notes, if any, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented as set forth in the Indenture.

12. DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise; (iii) failure by the Company to comply with Section 5.01 of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries to comply with Sections 4.07, 4.09, 4.10 or 4.15 of the Indenture for a

period of 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class; (v) failure to comply with any provision of Section 4.03 and such failure continues for a period of 150 days after receipt of notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class; (vi) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class to observe or perform any other covenant or other agreement in the Indenture; (vii) default under certain other agreements relating to Indebtedness of the Company or any of its Restricted Subsidiaries, which default is caused by a failure to pay principal at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”) or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more; (viii) certain final judgments for the payment of money that remain not paid, discharged or stayed for a period of 60 days, provided that the aggregate of all such not paid, discharged or stayed judgments exceeds $100.0 million (exclusive of any portion of any such payment covered by insurance or bonded, treating any deductible, self-insurance or retention as not so covered); (ix) except as permitted by the Indenture, any Subsidiary Guarantee of a Guarantor that is a Significant Subsidiary or of any group of Guarantors that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, shall deny or disaffirm its obligations under such Guarantor’s Subsidiary Guarantee; and (x) certain events of bankruptcy or insolvency with respect to the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary of the Company. If any Event of Default (other than an Event of Default specified in clause (j) or (k) of Section 6.01 of the Indenture with respect to the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration the Notes shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as specified in clauses (j) and (k) of Section 6.01 of the Indenture with respect to the Company or any Guarantors that are, alone or in combination, Significant Subsidiaries, all outstanding Notes will become due and payable immediately without further action or notice. Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on, any Note) if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the

Holders of the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of principal of, or interest on, the Notes (other than non-payment of principal of or interest on the Notes that become due solely because of the acceleration of the Notes) (provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

In the event of ambiguity between the Notes and the Indenture, the Indenture shall control.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW, Suite 300

Duluth, Georgia 30097

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this
Note to:
(Insert assignee’s legal name)

(Insert assignee’s Social Security or Tax Identification Number)

(Print or type assignee’s name, address and zip code)

and irrevocably

appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your
Signature:
(Sign exactly as your name appears on the face of this Note)

Signature

Guarantee1:

[1]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture check the appropriate box below.

☐ Section 4.10                                                                                          ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$
Date:
Your
Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification
No.:

Signature

Guarantee2:

[2]	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian